Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	TPC GROUP INC. (TXPI)
Designated Filer:	Sandell Asset Management Corp.
Other Joint Filers:	Castlerigg Master Investments Ltd.
Addresses:	c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles.
Signatures:

Dated: January 25, 2010

CASTLERIGG MASTER INVESTMENTS, LTD.

By Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell

Thomas E. Sandell, Chief Executive Officer